EXHIBIT 2.1

        Contribution Agreement among Home Properties of New York, L.P.,
              Gateside-Bryn Mawr Company, L.P., Willgold Company,
            Gateside-Trexler Company, Gateside-Five Points Company,
                 Strafford Arms, Gateside-Queensgate Company,
                Gateside Malvern Company, King Road Associates
                           and Cottonwood Associates


=
                        CONTRIBUTION AGREEMENT

          This Contribution Agreement ("Agreement"), made as of the 26th day of January, 2000 by and among

     HOME PROPERTIES OF NEW YORK, L.P., a New York limited partnership, having its principal office at 850 Clinton Square, Rochester, New York 14604 (herein called "Buyer"), and

     HOME PROPERTIES OF NEW YORK, INC., a Maryland corporation, having its principal office at 850 Clinton Square, Rochester, New York 14604 (herein called "HME"), and

     GATESIDE-BRYN MAWR COMPANY, L.P.; WILLGOLD COMPANY; GATESIDE-TREXLER COMPANY; GATESIDE-FIVE POINTS COMPANY; STRAFFORD ARMS; GATESIDE-QUEENSGATE COMPANY; GATESIDE MALVERN COMPANY; KING ROAD ASSOCIATES; and COTTONWOOD ASSOCIATES each having its principal office c/o the Gateside Corporation, 555 Theodore Fremd Avenue, Rye, New York 10580 (herein collectively the "Contributors" and each individually a "Contributor").

W I T N E S S E T H:

     WHEREAS, the Contributors own a 100% fee simple interest in the certain apartment complexes or adjacent vacant land located in the Commonwealth of Pennsylvania (collectively, the "Portfolio") listed on SCHEDULE 1 hereto.

     WHEREAS, the Portfolio comprises 2,113 apartment units and 81 garages, as well as vacant land described above.

     WHEREAS, upon the terms and conditions set forth in this Agreement, each of the Contributors desires to exchange, transfer and convey to Buyer a 100% fee simple interest in the Property or Properties (defined below) owned by such Contributor, together with the Other Items (as hereinafter defined) in exchange for limited partnership interests ("Units") in Buyer and the Buyer shall acquire the Properties subject to all the debt secured by the Properties shown on SCHEDULE 2 hereto.

     WHEREAS, upon the terms and conditions set forth in this Agreement, Buyer desires to acquire the Portfolio.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency whereof being hereby acknowledged, the parties hereby agree as follows:

1. REAL PROPERTY DESCRIPTION. The property to be conveyed to Buyer consists of the Portfolio, including in the case of each property the land more particularly described on EXHIBIT A attached hereto, together with and including all buildings and other improvements thereon, including but not limited to, the 2,113 apartment units and 81 garages and all rights in and to any and all streets, roads, highways, alleys, driveways, easements and rights-of-way appurtenant thereto (the foregoing are hereafter individually referred to as the "Property" or collectively as the "Properties").

2. OTHER ITEMS. All of each Contributor's interest, if any, in any of the following items which may exist and be located at the Property owned by such Contributor, are included in this Agreement and shall be conveyed to Buyer at Closing (as hereafter defined):

     A.  all heating, air-conditioning, plumbing and lighting fixtures.

     B.  ranges, refrigerators; dishwashers and garbage disposals.

     C.  central system water heaters.

     D. bathroom fixtures, wall-to-wall carpeting, traverse rods, exhaust fans, hoods, signs, screens, maintenance building, model unit furniture, fences, carpeting and runners, cabinets, mirrors, shelving, ceiling fans, mail boxes, office furniture, and any and all related equipment used by the Contributor in connection with the operation and maintenance of the Property, and

     E. any fixtures appurtenant to the Property and any other furniture or equipment used by the Contributor in connection with the operation and maintenance of the Property, including any vehicles used in connection with the operation and maintenance of the Property (hereinafter with the items listed in A-D above, collectively the "Other Items").

     The Other Items will be conveyed in their "as is" condition as of Closing and will be conveyed to Buyer by Bill of Sale free and clear of all liens and encumbrances, except in connection with the Existing Loans (as hereinafter defined) and any equipment leases or installment contracts, which have been disclosed to Buyer prior to the end of the Due Diligence Period.

3.   PRICE AND MANNER OF PAYMENT.

     A. The Aggregate Contribution Value for the contribution by the Contributors to the Buyer shall be One Hundred Thirty-Five Million Eight Hundred Seventy Thousand and no/100 ($135,870,000.00) (the "Aggregate Contribution Value"). The Aggregate Contribution Value shall be allocated among the Properties in accordance with SCHEDULE
           1. The net contribution value (the "Net Contribution Value") for the contribution shall be an amount equal to the Aggregate Contribution Value less the principal balance and accrued interest outstanding upon the existing financing secured by the Properties on the Closing Date. The existing financing is set forth on SCHEDULE 2 attached hereto (collectively, the "Existing Loans" and each individually, an "Existing Loan"). The Net Contribution Value shall be allocated among the Properties in accordance with SCHEDULES 1 AND
           2. The Net Contribution Value, subject to adjustment as set forth herein, shall be payable by issuance of Units to the Contributors, or to the partners of the Contributors in accordance with each partner's pro rata interest in Contributors as designated in writing by the Contributors (collectively, the "Designees" and individually, a Designee") having a value, determined as described in paragraph C below, equal to the Net Contribution Value. Notwithstanding the above, the Contributors may only designate individuals or entities to be Designees who have established to the reasonable satisfaction of the Buyer that they are accredited investors under applicable securities laws.

     B. Contributors have estimated that the real estate taxes (net of 2% discount) ("Real Estate Taxes") for the Properties known as Broadlawn and Mansion House will be $211,000 (net of 2% discount) for the calendar year 2000 (the "Estimated Taxes"). The term "Real Estate Taxes" shall mean the county and town real property taxes due for Broadlawn and Mansion House for the calendar year January 1, 2000 through December 31, 2000 and the school taxes that would have been payable in the year 2000 if the school tax amount due for the year 2000 was at the rate charged for the actual fiscal period of
           July 1, 2000 to June 30, 2001.    In the event that the Real Estate
           Taxes exceed the Estimated Taxes, then the Aggregate Contribution Value will be decreased by an amount equal to the difference between the Real Estate Taxes and $211,000 divided by nine percent (9%).
           The amount by which the Aggregate Contribution Value is decreased shall be allocated 95% to the value of Broadlawn and 5% to the value of Mansion House. Promptly after the Real Estate Taxes are known (estimated to be June-July, 2000), Buyer will notify the Broadlawn and Mansion House Contributors of the amount of the Real Estate Taxes. If the Real Estate Taxes exceed the Estimated Taxes, then within ten (10) days after receipt of Buyer's notice, the Broadlawn and Mansion House Contributors shall pay Buyer in cash the amount by which the Aggregate Contribution Value is to be decreased in accordance with the above formula. Norman M. Feinberg and Ronald Altman hereby jointly and severally guarantee the performance of the Broadlawn and Mansion House Contributors of the obligations set forth in this paragraph.

     C. The total number of Units to be issued to the Contributor and the Designees will be equal to the Net Contribution Value divided by the "Market Value" of a Unit. The Market Value of a Unit shall be equal to $27.25 If there has been a stock split, stock dividend, combination or similar event prior to the Closing Date, the foregoing Market Value shall be adjusted accordingly.

     D. Simultaneously with the execution of this Agreement , Buyer shall deposit Three Million and No/100 Dollars ($3,000,000) with Fried, Frank, Harris, Shriver & Jacobson ("Escrow Agent") as a good faith deposit hereunder (the "Deposit"). The Escrow Agent shall hold the Deposit as escrow agent and shall hold and disburse the Deposit as provided in the Escrow Agreement attached hereto as EXHIBIT G. Any interest earned on such investment shall be reported to Buyer's Federal tax identification number. The Deposit shall be refunded to Buyer at Closing in the event Buyer consummates the transaction contemplated hereby, upon termination of this Agreement by Buyer as expressly permitted hereunder, or upon the Contributor's default and resulting termination of this Agreement by Buyer as expressly permitted hereunder. In the event Buyer fails to close other than by reason of a termination by Buyer expressly permitted hereunder or the Contributor's default, the Deposit shall be forfeited to the Contributors as liquidated damages. Any and all sums deposited hereunder shall be applied or refunded as provided herein. (All references to "Deposit" shall be deemed to include all accrued interest thereon.)

     E.    This Section 3 shall survive Closing.

4.   UNITS.

     A. Distributions with respect to Units will be identical in amount and timing to the dividends on shares of HME stock, except that the initial distribution payable with respect to Units issued hereunder shall be made on the date on which HME pays the dividend to the holders of its common stock that relates to the earnings for the calendar quarter in which the Units were issued and shall be pro-rated such that the Contributor and/or the Designees receiving Units shall receive a pro-rata distribution for the period from the date on which the Units were issued to and including the last day of the
           calendar quarter in which the Units were issued.   No distributions
           will be paid on the Redeemed Units (hereinafter defined).

     B. Subject to the terms of a Lock-Up Agreement, in the form of EXHIBIT C attached hereto, to be dated the Closing Date, and to the terms of the Second Amended and Restated Agreement of Limited Partnership of Buyer, as amended (the "Operating Partnership Agreement"), the Units will be convertible into shares of common stock of HME, on a one-to-one basis, after the elapse of one (1) year from and after the Closing Date ("Lock-Up Period"), during which the Contributors and any Designees will be restricted from converting or transferring any of the Units except as otherwise provided in the Lock-Up Agreement.

     C. Upon the terms and conditions of a Registration Rights Agreement, in the form of EXHIBIT D attached hereto, to be dated the Closing Date, the Contributor or Designees shall have registration rights and a listing commitment with regard to the shares of HME into which the Units can be converted (the "Registration Rights"), including demand and piggy back rights. The exercise of Registration Rights shall be without cost to the Contributor or Designees.

     D. Within 10 months of the Closing Date, HME agrees to file and keep current at its sole cost and expense until all Units issued pursuant to this Agreement have been converted into shares of HME common stock, a registration statement (the "Registration Statement") with the SEC registering the resale of the shares of common stock of HME into which the Units may be converted and to use reasonable commercial efforts to have the registration promptly declared effective by the Securities and Exchange Commission ("SEC").

     E.    This Section 4 shall survive Closing.

5. ADJUSTMENTS AT CLOSING. The following shall be adjusted and prorated between each Contributor and the Buyer at Closing as if the Buyer was the owner of the Property as of the Closing Date: The adjustments shall be made in cash or as an adjustment to the Net Contribution Value, at the option of each Contributor.

     A.  current fiscal year real estate taxes,

     B.  water charges,

     C.  sewer charges,

     D.  electricity and other utilities,

     E. security deposits pursuant to the leases (including interest thereon and administrative fees), unless the security deposits or the accounts in which they are deposited are assigned to the Buyer,

     F. charges under all service contracts, maintenance agreements, vending machine leases or contracts and other contracts and agreements in effect at Closing relating to the maintenance, repair, use, operation or occupancy of the Properties to which any Contributor is a party listed on Schedule 5 attached hereto (the "Service Contracts"),

     G.  laundry income,

     H. any other charges incurred with respect to the Property which the Contributor is obligated to pay,

     I. any reserves and escrows with respect to the Existing Loan, if applicable, if and to the extent that the relevant Existing Lender (hereafter defined) requires such reserves and escrows to remain in place after the Closing,

     J.  interest with respect to the Existing Loan, if applicable,

     K. All rent payments collected as of the Closing Date for the month of Closing shall be prorated as between the parties as of the Closing Date.

           All rents collected after the Closing Date from any resident in occupancy as of the Closing Date shall be applied first to any rents past due from such resident for the calendar month in which the Closing Date occurs (subject to adjustment), and then paid to the relevant Contributor for any rents due from and unpaid by such resident for the month prior to the month in which the Closing Date occurs and then to any rentals due from and unpaid by such resident accruing in any month subsequent to the month in which the Closing Date occurs, and then to the other months prior to the Closing Date. All sums specifically paid pursuant to the agreements referenced on Schedule 6 attached hereto shall be the sole property of the applicable Contributor.

     L. fuel, if any, as estimated by the supplier, at the Contributor's cost plus any sales taxes thereon,

     M.    fees for licenses and other permits that can be assumed by Buyer,

     N.    utility deposits,

     O. wages, fringe benefits and other compensation to personnel employed at the Properties, provided any amounts payable to such personnel as a result of their termination by Buyer or its affiliates after the Closing shall be the sole responsibility of the Buyer, and

     P. all other expenses as are customarily apportioned in accordance with real estate closings of comparable properties in Pennsylvania.

     Buyer and the Contributors acknowledge and agree that it is the Contributors' intention to have the relevant utility read the meters for their respective utility provided as of the Closing Date. If and to the extent that any Contributor is unable to arrange for such a reading, then the adjustment shall be made on the Closing Date based on an average of the prior 2 months billing by the relevant utility with such amount to be further adjusted as provided in the next sentence when actual bills are available. Any error in the calculation of adjustments shall be corrected subsequent to Closing with appropriate credits to be given based upon corrected adjustments, provided, however, that the adjustments (except if errors are caused by misrepresentations) shall be final upon expiration of one hundred eighty (180) days after Closing. This Section 5 shall survive the Closing for one hundred and eighty (180) days, provided that Buyer's obligations under sub-paragraph O above with respect to termination payments shall survive the Closing indefinitely.

6. COSTS. Buyer shall pay all recording fees, Buyer's attorneys' fees, one-half of any applicable transfer taxes, any taxes due by reason of conveyance of the Other Items, any assumption fees or other costs charged by the holders of the Existing Loans in connection with the assumption of the Existing Loans outlined in the mortgage documents, the costs of obtaining the Title Commitment (hereinafter defined) and title policy, the cost of an updated survey, any mortgage recording taxes, and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the purchaser of similar property. Each Contributor shall pay one-half of any applicable transfer taxes relating to the Property owned by it, attorneys' fees, if any, incurred by it in connection with this transaction, and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the seller of similar property. This Section 6 shall survive Closing.

7. EVIDENCE OF TITLE AND ENVIRONMENTAL. Promptly upon execution of this Agreement by both parties, the Contributors shall deliver to the Buyer the most recent title policy relating to each Property, the most recent instrument survey of each Property and copies of any environmental reports relating to each Property to the extent in Contributors' possession and not previously delivered.

8.   CLOSING DOCUMENTS.

     A. At the time of Closing, each Contributor shall deliver to Buyer the following with respect to the Property owned by such Contributor:

           (1) A quit claim deed without warranty in the form provided for under the laws of the Commonwealth of Pennsylvania (the "Deed"). Each such Deed shall convey to the Buyer fee simple title to each Property, free and clear of all liens, charges and encumbrances except for the following: (i) the Existing Loans, if any; (ii) all leases identified in the Rent Roll (hereinafter defined) and others entered into in the ordinary course of business; (iii) real estate taxes for the current year and subsequent years which are not yet due and payable;
                (iv) easements, covenants, restrictions, agreements and/or reservations of record, (v) public and utility easements and roads and highways, if any (vi) any state of facts that an accurate survey would disclose; (vii) the standard printed exclusions from coverage contained in the ALTA form of owners title policy currently used in Pennsylvania; (viii) any laws, rules, regulations, statutes or other legal requirements affecting the Properties (including, without limitation, those relating to zoning and land use) and any violations thereof now or hereafter issued or noted; and (ix) the matters set forth on
                SCHEDULE 4 (collectively, the "Permitted Exceptions");

           (2)  A Bill of Sale conveying the Other Items;

           (3) A current rent roll ("Rent Roll") certified, as of the date of Closing, as being true in all material respects which shall include a correct list of all tenants, arrearages of each tenant (with a schedule showing to which period the arrearages
                pertain)   and all security deposits (with interest);

           (4) An executed assignment of leases, security deposits and contracts (the "Assignment") in the form attached hereto as EXHIBIT E. In lieu of an assignment of the security deposits or the accounts in which they are deposited, each Contributor may provide Buyer with a credit at Closing for all security deposits held by Contributor (including any accrued interest, if required by law or contract to be earned thereon less administrative expenses which Contributors are entitled to receive by law or pursuant to the leases) with respect to all leases encumbering the Property;

           (5) A certificate of title and any other documentation necessary to transfer title to any vehicles included as Other Items;

           (6) A Lock-Up Agreement in the form attached hereto as EXHIBIT C, executed by the Contributor and Designees receiving Units.

           (7) An affidavit by each Contributor and Designee stating Contributor's or Designee's federal taxpayer identification number and certifying that Contributor or Designee is not a foreign person, corporation, partnership, trust or estate as defined in the Internal Revenue Code and Regulations thereunder pursuant to the Foreign Investment in Real Property Tax Act of 1980;

           (8) All leases shown on the Rent Roll, Service Contracts and copies of the personnel files of all employees employed at the Property and who shall become employees of the Buyer after the Closing shall be available at or delivered to each Property;

           (9) An executed counterpart of the Registration Rights Agreement executed by the Contributor and Designees receiving Units; and

           (10) Any additional documents and/or instruments as may be necessary for the proper performance by the Contributors of their obligations contemplated by this Agreement.

     B. At the time of Closing, Buyer shall deliver to each Contributor the following:

           (1) An executed counterpart of the Assignment;

           (2) Evidence of organization, existence and authority of Buyer and HME and the authority of each person executing documents on behalf of each, reasonably satisfactory to Contributors;

           (3) An Amendment to the Operating Partnership Agreement substantially in the form attached hereto as EXHIBIT H with a revised Schedule A thereto evidencing the issuance of the Units required pursuant to this Agreement;

           (4) An executed counterpart of the Registration Rights Agreement executed by HME;

           (5) Any additional documents and or instruments as may be necessary for the proper performance by Buyer of its obligations contemplated by this Agreement.

           (6) An opinion of counsel from Nixon Peabody LLP regarding the Units in form and substance satisfactory to Contributors as to the following matters:

                (i) The Buyer is an existing limited partnership under the laws of the State of New York in good standing. HME is a corporation validly existing and in good standing under the laws of the State of Maryland.

                (ii) The execution and delivery of this Agreement and the Amendment to Operating Partnership Agreement and the performance by the Buyer of its obligations thereunder will not violate the Operating Partnership Agreement, as amended or the Certificate of Limited Partnership.

                (iii) The Units issued and sold pursuant to this Agreement will, when paid for and issued in accordance with the terms thereof, be duly and validly issued, fully paid and nonassessable and free and clear of any liens and the Units so issued will not be in violation of any preemptive rights of any partner in the Buyer.

                (iv) The Common Shares (defined below) issuable upon exchange of the Units have been duly authorized and reserved for issuance, and will, when issued and delivered in accordance with the terms of the Operating Partnership Agreement be duly and validly issued, fully paid and nonassessable and free and clear of any liens and the Common Shares so issued will not be in violation of any preemptive rights of any partner in the Buyer.

9. INSPECTION. Upon and after acceptance of this Agreement by the Contributors, the Contributors agree that Buyer and its authorized representatives shall have the right and privilege to enter upon the Properties and the Contributors' offices, upon reasonable notice, during regular business hours, subject to the rights of tenants under their leases, for the purpose of gathering such information and conducting such environmental and engineering studies or other tests and reviews as Buyer may deem appropriate and necessary. All such inspections, studies, tests and reviews shall be at Buyer's sole expense. The Contributors agree to cooperate with Buyer by making available to Buyer such records, plans, drawings or other data as may be in their possession or control relating to the Properties and their operation, including but not limited to prior environmental and engineering studies; provided, however, that Buyer agrees to restore to its original condition, at Buyer's own cost and expense, any property disturbed or damaged by such entry, which obligations shall survive termination. In exercising its rights hereunder, in no event shall Buyer have any right to conduct any boring or drilling or take any other such invasive actions. Buyer and HME each jointly and severally agrees to indemnify and hold Contributors and their direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors, representatives, accountants, advisors, attorneys, affiliates, consultants, and any successors or assigns of the foregoing (collectively with Contributors, "Contributor Related Parties") harmless from and against any and all losses, costs, damages, liens, claims, liabilities or expenses (including, but not limited to, reasonable attorneys' fees, court costs and disbursements) incurred by the Contributors or the Contributor Related Parties in connection with or by reason of or relating to Buyer taking any of the actions described in this Section or otherwise relating to Buyer's access to, or inspection of, the Properties, or any tests, inspections or other due diligence conducted pursuant to this Agreement. The indemnity provided for above shall survive Closing or the termination hereof.

10. TITLE; TITLE EXAMINATION; OBJECTIONS TO TITLE.

     A. Promptly upon execution of this Agreement by all parties, the Buyer shall order a title commitment for each Property (the "Title Commitment") from Commonwealth Title Insurance Company (the "Title Company").

     B. Buyer has delivered to the relevant Contributor(s) a statement (a "Statement of Title Defects") of defects, encumbrances or objections to title or survey matters which are not Permitted Exceptions
         ("Title Defects").    Any defects of title which exist as of the
         date of this Agreement and which were not listed on such Statement of Title Defects are additional Permitted Exceptions. The relevant Contributor(s) shall have ten (10) business days after the date of this Agreement to determine whether to attempt to cure any matters shown on such statement. If Contributor(s) is(are) unable or unwilling to cure or attempt to cure any such matters, Contributor(s) shall give notice to Buyer within such ten (10) day period, but if no such notice is given, Contributor(s) shall be deemed to be unwilling to cure any such Title Defects. If Contributor(s) do(es) not agree to attempt such cure, Buyer shall have ten (10) days after the expiration of the foregoing ten (10) business day period to terminate this Agreement, or to give Contributor notice that it has elected to take title to the relevant Property or Properties subject to the Title Defects without abatement of the Net Contribution Value and such Title Defects will be additional Permitted Exceptions. If no notice is given by the Buyer within the ten (10) day period, the Buyer shall be deemed to have terminated this Agreement. Contributors shall have no obligation to expend any sums or commence any proceedings or take any other actions in order to cure any Title Defects. It shall be a condition to Buyer's obligation to close that on the Closing Date, the Properties shall not be subject to any additional Title Defects (other than Permitted Exceptions) beyond those which appeared in the Title Commitment and were not objected to by Buyer in a statement of Title Defects ("Additional Objections"). The Buyer may, at its option, agree to acquire the Properties subject to Additional Objections and if Buyer does so elect or fails to object thereto within ten (10) days following receipt of an update to the Title Commitment setting forth such Additional Objection, then such Additional Objections shall become Permitted Exceptions.

11.  CLOSING DATE.  Unless this Agreement is terminated as provided herein, the Closing shall occur on or before March 1, 2000 (the "Closing" or "Closing Date") at the Contributors' attorney's office, or at such other place as may be mutually agreed upon by the parties. In the event that Buyer requires additional time to complete the New Debt financing described in Section 28G below or to complete the assumption of the Existing Loans described in Section 15(B) below, upon written notice delivered to Contributors on or before March 1, 2000, Buyer may extend the
     Closing Date for up to an additional seventeen (17) days.    Time shall be
     of the essence as to Buyer's obligation to close the transactions hereunder by not later than March 17, 2000. Contributors shall have the right to extend the Closing Date by notice to Buyer in order to attempt to cure any Title Defects or satisfy any other conditions hereunder, provided that Contributors shall not be entitled to extend the Closing Date by more than 20 days in the aggregate.

12. POSSESSION. Buyer shall have possession and occupancy of the Properties from and after the Closing Date, subject to the rights of tenants under their leases and the Permitted Exceptions.

13. BROKER'S COMMISSION. Each Contributor represents to Buyer that it did not employ any broker in connection with this sale. The Buyer represents to each Contributor that it employed Insignia-Jackson Cross, as broker and agrees that it will pay a 1% brokerage fee due as a result of Buyer's employment of that broker. Each Contributor agrees to indemnify Buyer for any and all claims and expenses, including legal fees, if any other fees or commission is determined to be due by reason of the employment of any other broker by Contributors. Buyer agrees to indemnify each Contributor for any and all claims and expenses, including legal fees, if any other fees or commission is determined to be due by reason of the employment of any other broker by Buyer and for any claims for fees or expenses made by Insigna-Jackson Cross. These representations and indemnities shall survive the Closing or the termination hereof.

14.  CONDEMNATION AND DESTRUCTION.

     A. If, prior to the Closing Date, any Property, or more than 30% of the square footage of any Property, is taken by eminent domain (or is the subject of a pending taking which has not been consummated), the Contributors shall notify Buyer of such fact, and Buyer shall have the option (which option shall be set forth in a notice from Buyer to the Contributors given not later than fifteen (15) business days after receipt of the notice from the Contributors, time being of the essence):

           (i) to terminate this Agreement and, thereafter, this Agreement shall be deemed to be null, void and of no further force or effect between the parties; or

           (ii) to accept title to the Property (other than the portion so taken), without abatement of the Aggregate Contribution Value, in which event the Contributor shall assign and turn over to Buyer at the Closing, and Buyer shall be entitled to receive and keep, all amounts awarded, or to be awarded, as the result of the taking.

           If Buyer fails to deliver notice of its election within such 15 business day period, then it shall be deemed to have elected clause (ii).

     B. If, prior to the Closing Date, all or any material (defined below) part of any Property is damaged or destroyed by fire or other casualty, the Contributors shall notify Buyer of such fact, Buyer shall have the option (which option shall be set forth in a notice from Buyer to the Contributors given not later than fifteen (15) business days after receipt of the notice from Contributors):

           (i) to terminate this Agreement and, thereafter, this Agreement shall be deemed to be null, void and of no further force or effect between the parties; or

           (ii) to accept title to the relevant Property without abatement of the Aggregate Contribution Value, in which event the Contributors shall assign to Buyer, at the Closing, all of the right, title and interest of the Contributors in and to the insurance proceeds awarded or to be awarded to Contributors as the result of such damage or destruction less any amounts expended by any Contributor in repairing such damage or destruction or collecting such proceeds.

           If Buyer fails to deliver notice of its election within such 15 business day period, then it shall be deemed to have elected clause (ii).

     C. In the event there is damage to or destruction of an immaterial part of any Property by fire or other casualty, such damage or destruction shall, subject to receipt of insurance proceeds, be repaired promptly by Contributor, and in the event such damage or destruction cannot be fully repaired by the Closing Date, then the Closing shall be held as scheduled, and Buyer shall accept title to the Property or Properties without abatement of the Aggregate Contribution Value, in which event Contributor shall assign to Buyer, at the Closing, all of the right, title and interest of Contributor in and to the insurance proceeds awarded or to be awarded to Contributor as the result of such damage or destruction less any amounts expended by any Contributor in repairing such damage or destruction or collecting such proceeds.

     D. An "Immaterial" part of any single Property shall be deemed to have been damaged or destroyed if the cost of repair or replacement thereof shall be $2,000,000 or less, and a "Material" part thereof shall be deemed to have been damaged or destroyed if the cost of repair or replacement thereof shall be greater than $2,000,000.

     15.CONDITIONS PRECEDENT.

     A. It shall be a condition to Buyer's obligation to close that within ten (10) business days after the date of this Agreement, time being of the essence, Buyer shall obtain the approval of the Board of Directors (the "Board") of its general partner - HME - to the acquisition of the Properties on the terms and conditions described herein. If Buyer does not obtain the Board's approval by the aforementioned date, the Buyer shall promptly notify the Contributors in which event this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, except for those that expressly survive termination.

     B. It shall be a condition to Buyer's and Seller's obligation to close that by the Closing Date, the Lenders holding the Existing Loans identified on SCHEDULE 2 (collectively, the "Existing Lenders" and each individually, an "Existing Lender") shall approve Buyer's assumption of the Existing Loans having an approximate total principal balance after the February 1, 2000 payments of $73,200,951 on terms acceptable to Buyer and shall agree to provide the releases described below at Closing ("Lender Approval"). Seller and Buyer agree to cooperate with each other in obtaining Lender Approval. At Closing, Contributors or their affiliates shall be released from their obligations under any and all "carve-out," "good guy", environmental, or similar guarantees or indemnities ("Carve Out Guarantees") under the Existing Loans, and Buyer agrees to assume the Carve-Out Guarantees and/or to provide substitute guarantees or environmental indemnities reasonably acceptable to the Existing Lenders. In the event this Section 15(B) contingency has not been satisfied within the time specified, then either party shall have the right to terminate this Agreement by written notice to the other, provided that such contingency has not been satisfied prior to the time the written notice is so given.

     C. It shall be a condition to Buyer's obligation to close that as of the Closing Date, all management agreements relating to the Properties shall have been terminated.

     D. It shall also be a condition to Contributors' obligation to close that within ten (10) business days after the date of this Agreement, time being of the essence, Contributors shall obtain the approval of the terms of this Agreement by a key partner in both Gateside Five Points Company (Golf Club Apartments) and Strafford Arms (Sugartown Mews Apartments). If Contributor does not obtain the partner's approval by the aforementioned date, Contributor shall promptly notify Buyer in which event this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, except for those that expressly survive termination.

     E. It shall be a condition to Buyer's obligation to close that on or before the Closing Date the Contributors shall have obtained from the relevant municipalities any Certificates of Occupancy or similar proof of right to occupy the Properties as may be required as a matter of law to be delivered by the seller of real property as a condition to transfer of title to the Properties by those municipalities and shall have paid all costs, fees, charges and expenses in connection therewith.

     F. The Contributors shall remove any and all underground storage tanks at Strafford Arms and shall remove and/or remediate any contaminated soil arising from such tanks to the reasonable satisfaction of
           Buyer.   Contributors shall restore to its original condition, at
           Contributors' own cost and expense, any property disturbed or damaged by such removal and remediation. In the event that the removal and remediation of underground storage tanks as required above has not been completed by Closing, 7,339 (value of $200,000) of the Units issued at Closing to the Strafford Arms Contributor shall be deemed to be held in escrow with the Escrow Agent pending such completion. The parties shall execute an escrow agreement at Closing providing for the disposition of Units in accordance with the foregoing. The removal and remediation shall thereafter be completed no later than March 31, 2000 subject to delays caused by force majeure events. By executing this Agreement, Norman M. Feinberg and Ronald Altman hereby jointly and severally guarantee the performance of the Contributors as set forth in this paragraph. The obligations set forth in this paragraph shall survive Closing.

     G. The New Debt Guarantee [as defined in Section 28(G)] shall have been executed and delivered.

           It is understood that the contingencies set forth in Sections 15
           (C) and (E) above are for Buyer's benefit and may be waived by Buyer at any time. In the event of a termination under this
           Section 15, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, except for those that expressly survive termination, including but not limited to the return of the Deposit to the Buyer.

16.  ENVIRONMENTAL CERTIFICATION.  Subject to the limitations set forth in
     Section 17, by acceptance of this Agreement, each Contributor represents, warrants, and certifies to Buyer that it has received no notice of any violation of any applicable Environmental Laws (below defined), except as disclosed in the environmental reports provided to Buyer. Subject to the limitations set forth in Section 17, except as disclosed in the environmental reports provided to Buyer, to the best of each Contributor's knowledge, Contributor has not used, generated, stored, dumped, released, buried, dispersed or emitted any Hazardous Substance on the Property in violation of Environmental Laws nor are there any underground tanks on the Property. "Environmental Laws" shall mean all federal, state and local environmental, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance and the rules, regulations, and orders with respect thereto. "Hazardous Substance" means, without limitation, any flammable, explosive or radioactive material, polychlorinated biphenyl, petroleum or petroleum product, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, ET SEQ.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Appendix Sections 1801, ET SEQ.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.), or any other Environmental Law and the regulations promulgated thereunder applicable on the effective date of this Agreement. From the date of acceptance hereof to and including the date of Closing, the Contributors shall promptly provide Buyer with a copy of any notice, citation, complaint or other directive from any governmental authority claiming that a Property is in violation of Environmental Laws.

17. REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR. Each Contributor represents and warrants to Buyer as of the date hereof and as of Closing, that, with respect to the Property or Other Items owned by that Contributor and/or the relevant Existing Loan:

     A. There is no litigation, proceeding or investigation pending, or to the knowledge of the Contributor threatened, against or affecting the Contributor that might affect or relate to the validity of this Agreement, any action taken or to be taken pursuant hereto, or the Property or the Other Items or any part or the operation thereof, whether or not fully covered by insurance, except "slip and fall" and similar litigation covered by insurance, which shall remain Contributor's responsibility after Closing.

     B. To the best of Contributor's knowledge, the Contributor has provided to Buyer copies of any notices received by Contributor regarding any violation of any law, ordinance, rule, regulation, code violation of, any law, ordinance, rule, regulation or code or condition in any approval or permit pursuant thereto (including without limitation, any zoning, sign, environmental, labor, safety, health or price or wage control, ordinance, rule, regulation or order of) applicable to the ownership, development, operation or maintenance of the Property or the Other Items.

     C. To the best of the Contributor's knowledge, there are no written leases affecting the Property with a term greater than one (1) year.

     D. Contributor has not received written notice of any pending condemnation of the Property, or any part thereof, or of any plans for improvements which might result in a special assessment against the Property.

     E.    Subject to the approvals required from the parties identified in
           Section 15D, this Agreement has been duly authorized, executed and delivered by Contributor and constitutes a legal and binding obligation of the Contributor, enforceable against Contributor in accordance with its terms, except as may be limited by bankruptcy and other laws affecting creditors' rights generally.

     F. Subject to receipt of Lender Approval, neither the entry into this Agreement, nor the carrying out of the transactions contemplated herein has resulted or will result in any violation of, or be in conflict with, or result in the creation of, any mortgage, lien, encumbrance or charge (other than those contemplated hereby) upon any of the properties or assets of the Contributor pursuant to, or constitute a default under, any certificate of incorporation, by-law, partnership agreement, or mortgage, indenture, contract, agreement, instrument, franchise, permit, judgment, decree, order, statute, rule or regulation applicable to the Contributor or the Property.

     G.    Subject to the approvals required from the parties identified in
           Section 15D, to the best of the Contributor's knowledge, except for the Lender Approval and compliance with federal and state securities laws, no consent or approval by, or authorization of, or filing, registration or qualification with, any federal, state or local governmental authority, bureau, department or agency, or any corporation, person or other entity is required as of the Closing either for the execution, delivery or performance of this Agreement by the Contributor, or in connection with the consummation by the Contributor of the transactions contemplated by this Agreement.

     H. There exists and shall exist as of the Closing no monetary default under the Existing Loan and all payments due and payable under the Existing Loan on or before the Closing Date shall have been made.

     I. Except for the Service Contracts listed on Schedule 5 attached hereto, there are no service or maintenance contracts entered into by or on behalf of Contributors pertaining to the Properties which may not be terminated upon not more than thirty (30) days' notice without payment of any penalty or termination fee.

           The Contributors acknowledge that each of the representations made by them in this paragraph 17 and elsewhere in this Agreement is material to Buyer hereunder and, as such, it is a condition to Buyer's obligation to close hereunder, that such representations shall be true in all material respects as of the Closing Date.

     A. Buyer expressly acknowledges that, except as expressly set forth in this Agreement, neither Contributors, nor any person acting on behalf of Contributors, nor any person or entity which prepared or provided any of the materials heretofore or to be reviewed by Buyer in conducting its due diligence, nor any other Contributor Related Party has made any oral or written representations or warranties, whether expressed or implied, by operation of law or otherwise, with respect to the Properties, the zoning and other laws, regulations and rules applicable thereto or the compliance by the Properties therewith, the revenues and expenses generated by or associated with the Properties, the leases, or otherwise relating to the Properties or the transactions contemplated herein. Buyer further acknowledges that, all materials which have been, or are heretofore, provided by any of the Contributor Related Parties are provided without any warranty or representation, expressed or implied as to their content, suitability for any purpose, accuracy, truthfulness or completeness and Buyer shall not have any recourse against Contributor or any of the other Contributor Related Parties in the event of any errors therein or omissions therefrom. Buyer is acquiring the Properties based solely on its own independent investigation and inspection of the Properties and not in reliance on any information provided by Contributors, or any of the other Contributor Related Parties, except for the representations expressly set forth herein.

     B. Buyer acknowledges and agrees that it is purchasing each Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Properties as of the date of this Agreement, reasonable wear and tear and, subject to the provisions of this Agreement, loss by condemnation or fire or other casualty excepted. Buyer acknowledges and agrees that, except as expressly set forth herein, its obligations under this Agreement shall not be subject to any financing contingency or other contingencies or satisfaction of conditions.

     C. Any and all uses of the phrase "to the best of the Contributor's knowledge" or other references to a Contributor's or the Contributor's knowledge in this Agreement shall mean the actual, present, conscious knowledge of Norman Feinberg and Ronald Altman (the "Contributor Knowledge Individuals") as to a fact at the time given without investigation or inquiry.

     D. None of the representations or warranties of Contributors contained in this Agreement shall survive the Closing and each of such representations and warranties shall be merged into the Deeds delivered at Closing.

     E. The representations and warranties of Contributors set forth in this Agreement are subject to the following limitations: (i) Contributors do not represent or warrant that any particular Lease will be in force or effect as of the Closing or that the tenants will not be in default thereunder; and (ii) to the extent that Contributors have delivered or made available to Buyer, prior to the date of this Agreement, any information with respect to the Properties or otherwise and such information contains provisions inconsistent with any of such representations and warranties, then such representations and warranties shall be deemed modified to conform to such provisions.

     F. Notwithstanding anything to the contrary contained herein, each of the covenants, representations, warranties, and other obligations of the Contributors hereunder, are being made by each Contributor severally (but not jointly) and are being made by such Contributor solely to the extent of, and with respect to, the Property owned by such Contributor.

18. REPRESENTATIONS AND WARRANTIES OF BUYER AND HME. Buyer and HME each jointly and severally represents and warrants to the Contributors as of the date hereof and as of the Closing:

     A. Buyer is and will be as of the date of Closing duly organized, validly existing and in good standing under the laws of the State of New York and has all the requisite power and authority to enter into and carry out this Agreement and all of the other documents being executed and delivered by Buyer in connection with the transactions contemplated hereby (collectively, together with all such documents being executed and delivered by HME, the "Transaction Documents") according to their respective terms, and to own its properties and carry on its business as presently conducted and as planned to be conducted.

           HME is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all the requisite power and authority to enter into and carry out this Agreement, the Registration Rights Agreement and the other Transaction Documents to which it is a party according to their respective terms and to own its properties and to carry on its business as presently conducted and as planned to be conducted.

     B. Subject to the receipt of the approval of the Board this Agreement and the other Transaction Documents to which Buyer and/or HME is a party have been duly authorized, executed and delivered and constitute legal and binding obligations of Buyer and HME, enforceable in accordance with their terms, except as may be limited by bankruptcy and other laws affecting creditors' rights generally.

     C. There is no litigation, proceeding or investigation pending, or to the knowledge of Buyer or HME threatened, against or affecting Buyer or the partners of Buyer or HME or its shareholders that might affect or relate to the validity of this Agreement or any action taken or to be taken pursuant hereto, or that might have a material adverse effect on the business or operations of the Buyer or HME.

     D. The Units, when issued in accordance with this Agreement and the Operating Partnership Agreement will be duly and validly issued, free and clear of all liens, claims and encumbrances and the issuance thereof will not be subject to rights of first refusal, preemptive or other similar rights. The shares of common stock, $.01 par value per share, of HME (the "Common Shares") issuable upon exchange of the Units have been duly and validly reserved for issuance in accordance with the certificate of incorporation of HME, and when issued in exchange for the Units, will be duly and validly issued and authorized, free and clear of all liens, claims and encumbrances and the issuance thereof will not be subject to rights of first refusal, preemptive or other similar rights.

           A true and complete copy of the Operating Partnership Agreement, including all amendments thereto, has been delivered to Contributors.

     E. Neither the entry into this Agreement or any of the Transaction Documents, nor the carrying out of the transaction contemplated herein has resulted or will result in any violation of, or be in conflict with, or result in the creation of, any mortgage, lien, encumbrance or charge upon any of the properties or assets of Buyer or HME pursuant to, or constitute a default under, (x) any certificate of incorporation, bylaw, partnership agreement, or (y) subject to receipt of the approval of the Existing Lenders as described in Section 15C above, any mortgage, indenture, contract, agreement, instrument, franchise, permit, judgment, decree, order, statute, rule or regulation applicable to Buyer or HME or their respective properties.

     F. HME has made with the SEC all filings required to be made by it since January 1, 1997 (the "SEC Reports"). The Buyer is not required to file any reports with the SEC. The SEC Reports were prepared and filed in compliance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act of 1933, as amended (the "Securities Act"), as applicable, and the rules and regulations promulgated by the SEC thereunder, and did not, as of their respective dates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The financial statements and the interim financial statements of HME included in the SEC Reports were prepared in accordance with U.S. Generally Accepted Accounting Principles applied on a consistent basis ("GAAP") (except as may be otherwise noted therein) and fairly presented the financial condition and results of operations of HME and its subsidiaries as at the dates thereof and for the periods then ended, subject, in the case of the interim financial statements, to normal year-end adjustments and any other adjustments described in the SEC Reports.

           Since September 30, 1999, there has not been any material adverse change in or affecting the business, properties, condition (financial or otherwise) or operations of Buyer and HME taken as a whole, except changes in the price of a share of common stock as listed on the New York Stock Exchange.

     G. HME is organized and operates, and intends to continue to operate, in a manner so as to qualify as a "real estate investment trust" under Sections 856 through 860 of the Code. To the best of HME's knowledge, HME has not received any written notice from the Internal Revenue Service which specifically calls in to question HME's qualifications as a "real estate investment trust" under Section 856 through 860 of the Code and HME has taken no action that would reasonably be expected to cause HME to cease to so qualify.

     H.    Subject to the approvals required from the Board identified in
           Section 15A, to the best of the Buyer's knowledge, except for the Lender Approval and compliance with federal and state securities laws, no consent or approval by, or authorization of, or filing, registration or qualification with, any federal, state or local governmental authority, bureau, department or agency, or any corporation, person or other entity is required as of the Closing either for the execution, delivery or performance of this Agreement by the Buyer, or in connection with the consummation by the Buyer of the transactions contemplated by this Agreement.

           The representations and warranties of Buyer and HME contained herein shall survive delivery of the deed and shall not merge therein.

           The Buyer and HME acknowledge that each of the representations made by it in this paragraph 18 and elsewhere in this Agreement is material to the Contributors, and as such, it is a condition to Contributors' obligation to close hereunder that such representations shall be true in all material respects as of the Closing Date. As to any representation or warranty set forth herein, Buyer and HME shall indemnify, defend and hold the Contributors safe and harmless from and against any and all loss, damage, claim, counterclaim, cause of action, cost or expense, including, without limitation, reasonable attorneys' fees and disbursements at both trial and appellate levels, suffered, paid or incurred by, or asserted against the Contributors, directly or indirectly, whether foreseen or unforeseen, and whether for personal injury or death or for property damage or otherwise by reason of Buyer's or HME's breach of any warranty or obligation under this Agreement or if any representation of Buyer or HME in this Agreement is wholly or partially untrue.

           Irrespective of anything to the contrary contained herein, the representations and warranties of the Buyer and HME herein contained shall expire and be of no further effect upon the expiration of twelve (12) months after Closing. This expiration shall not apply to any breach of warranty or representation which arises out of an intentional material misrepresentation made by Buyer or HME .

19. ASSIGNMENT. This Agreement, and all or any portion of the rights of Buyer hereunder, may not be assigned by Buyer by operation of law or otherwise without the prior written consent of the Contributors, which shall not be unreasonably withheld. A transfer by HME of its general partnership interest in Buyer shall constitute an assignment hereunder. Notwithstanding the above, without the Contributors' consent, the Buyer may direct that one or more or all of the Contributors, for reasons of administrative convenience and/or the Existing Lenders' requirements, convey title to the Property and the Other Items and any other rights or items being conveyed hereunder (on Buyer's behalf, and in exchange for limited partnership interests in Buyer, as set forth in Paragraph 3.A. hereof) to an entity in which Buyer, directly or indirectly, holds 100% of the equity interests, provided that such entity is either disregarded as a separate entity for Federal income tax purposes or treated as a partnership for such purposes.

20. NOTICE. All notices given pursuant to any provisions of this Agreement shall be in writing and shall be effective only if delivered personally, or sent by registered or certified mail, postage prepaid or sent by a national over-night carrier, or by telecopy (with an original of any such notice delivered by telecopy being simultaneously delivered by one of the other methods permitted hereunder) with confirmation of receipt to the addresses set forth below:

     To the Contributors:             GATESIDE CORPORATION
                                 Attn: Norman M. Feinberg
                                 555 Theodore Fremd Avenue
                                 Suite B-304
                                 Rye, New York  10580
                                 Telecopy No.: (914) 967-3566

     with a copy to:       Fried, Frank, Harris, Shriver and Jacobson
                                 Attn: Ross Z. Silver, Esq.
                                 One New York Plaza
                                 New York, New York 10004
                                 Telecopy No.: (212) 859-8582

     and                         Ronald Altman
                                 Weissbarth, Altman & Michaelson
                                 156 West 56{th} Street
                                 New York, New York 10019
                                 Telecopy No.: (212) 265-7638

     To Buyer:                   HOME PROPERTIES OF NEW YORK, L.P.
                                 Attn:  Norman Leenhouts, Chairman
                                 850 Clinton Square
                                 Rochester, New York  14604
                                 Telecopy No.: (716) 232-3147

     To HME:                     HOME PROPERTIES OF NEW YORK, INC.
                                 Attn: Ann M. McCormick, General
                                      Counsel
                                 850 Clinton Square
                                 Rochester, New York  14604
                                 Telecopy No.: (716) 232-3147

     Notices shall be deemed delivered upon actual delivery or refusal of delivery by the recipient. This Section shall survive Closing or the termination hereof.

21. PLANS. Contributors agree to provide Buyer at Closing with all plans and architectural drawings in its possession for the improvements completed at the Property, including, without limitation, all "as-built" plans in its possession and the Contributors further agrees that it will endeavor to make the same available to Buyer for inspection at the Contributors' office or at the Properties during the Due Diligence Period and to turn over the same to Buyer at Closing.

22. APPLICABLE LAW. The corporate laws of the State of Maryland will govern all questions concerning the relative rights and obligations of the parties with respect to any Common Shares acquired or acquirable by the holders of Units on account of their Units. Except as limited by the Operating Partnership Agreement, the laws of the State of New York will govern all other questions concerning the relative rights and obligations of the holders of Units as limited partners in Buyer, or otherwise with respect to the Units. This Agreement shall, otherwise, be governed, construed and interpreted in accordance with the laws of the State of New York without giving effect to the conflicts-of-laws principles thereof. This Section shall survive Closing or the termination hereof.

23. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties, and any and all prior understandings or agreements, whether written or oral, are hereby merged into this Agreement. This Agreement cannot be modified except by a written instrument signed by the parties hereto. Except as expressly provided herein, none of the provisions hereof shall survive the Closing or the termination hereof. This Section shall survive Closing or the termination hereof.

24. BINDING AGREEMENT. This Agreement shall not be binding or effective until properly executed by Buyer and the Contributors.

25. CONFIDENTIALITY. By execution of this Agreement and except as otherwise provided herein, prior to the Closing and in the event of a termination without Closing, each of the Contributors and Buyer agree to keep any and all information with respect to the transactions contemplated by this Agreement strictly confidential, and will not disclose any such information, without the other's prior written consent, except as required by law and except to their respective employees, partners and consultants. This Agreement shall not be recorded. This Section shall survive the termination hereof.

26.  CONTRIBUTOR COVENANTS.

     A. Each Contributor will provide, or cause to be provided, a signed representation letter substantially in the form attached hereto as EXHIBIT B. Upon reasonable notice, each Contributor will provide access by Buyer's representatives, to all financial and other information relating to the Property owned by such Contributor as is sufficient to enable them to prepare audited financial statements, at Buyer's expense, in conformity with Regulation S-X of the SEC and any registration statement, report or disclosure statement required to be filed with the SEC. This covenant shall survive Closing hereunder.

     B. Prior to the Closing Date, each Contributor shall continue to fulfill all of its obligations under the terms of the leases encumbering the Property owned by such Contributor and under the Service Contracts in accordance with its customary practice and the Contributor shall operate, maintain and repair all landscaping, buildings, fixtures and facilities in accordance with customary practice and operate the Property in a commercially reasonable manner with standards and procedures of no less quality than those currently in place.

     C. The Contributors shall complete tax returns for each Contributor for the period up to the Closing Date by October 31, 2000; a copy of each such final tax return shall be submitted to Buyer promptly upon its filing with the IRS. By October 31, 2000 each of the Contributors shall provide Buyer with a schedule showing: (i) the net book value of the Property on an asset by asset basis and the Other Items owned by the Contributors as of the Closing Date; and
           (ii) an updated SCHEDULE 3 providing the actual information which was estimated in such Schedule. The obligation of the Buyer contained in Section 28 is conditioned upon the actual information updated pursuant to this Section 26C not being materially different from the estimated information. The information on the Schedule shall be calculated in a manner consistent with the calculations made for federal income tax depreciation purposes. These obligations shall survive Closing hereunder.

27. PRE-TRANSFER LIABILITIES. Buyer agrees to assume only those liabilities with respect to the Property as are specifically described herein including, without limitation, all Leases and Service Contracts.

28.  BUYER AND HME COVENANTS.    Buyer and HME covenant and agree with
     Contributors, both before and after Closing:

     A. At all times for and during a period of ten (10) years from and after the Closing Date, Buyer shall allocate to each Unit Partner (defined below), for Federal Income tax purposes, pursuant to
           Section 752 of the code, nonrecourse debt of Buyer in an aggregate amount not less than the Capital Account Deficit (defined below) of
           such Unit Partner, as adjusted from time to time.   Notwithstanding
           the above, the covenant set forth in this sub-paragraph A shall be limited to partners Sterling and Lipiner to four (4) and nine (9) years, respectively.

     B. The initial tax basis Capital Account Deficit of each Unit Partner in each Property shall be determined by reference to each such Unit Partners' Capital Account Deficit in the Contributor as at (just prior to) the contribution of such Contributor's interest in the Contributor to Buyer on the Closing Date, and shall be based upon the estimated information set forth in SCHEDULE 3 attached hereto and shall be updated based upon the information set forth in a schedule to be furnished by the accountant for the Contributors within the time required by Section 26C hereof. Thereafter, for a period of ten (10) years from and after the Closing Date, the Capital Account Deficit of each Unit Partner shall be adjusted annually to reflect changes occasioned at the level of Buyer including, without, limitation, distributions made by Buyer. During this period Buyer shall monitor the Capital Account Deficit of the Unit Partners to fulfill the obligations of the immediately preceding paragraph. At the end of such ten-year period, Buyer shall cooperate with each Unit Partner by providing each Unit Partner with the right to execute an agreement obligating such Unit Partner to restore any portion of a deficit balance in such Unit Partner's capital account and/or provide the opportunity to each Unit Partner to enter into a "bottom-tier guaranty" with respect to debt of the Buyer. Furthermore, in complying with Section 4.04 of the Operating Partnership Agreement, Buyer agrees that the methodology chosen under Section 704(c) of the Code shall be the "traditional" method.

     C. For a period of ten (10) years from and after the Closing Date, Home Properties shall not sell, exchange, transfer or otherwise dispose of the Property, or any replacement of the Property (in any event, a "Property Transfer"), unless such Property Transfer occurs in such manner as to be tax free to the relevant Unit Partner.

     D. For purposes of this Agreement, the following terms shall have the meanings set forth below:

           "Capital Account Deficit" shall mean and refer to the negative Capital Account amount of each Unit Partner (as hereinafter defined) for Federal income tax purposes, as at the relevant date;

           "Unit Partners" shall mean the Contributors or Designees that received Units in exchange for properties and "Unit Partner" shall mean each of the Unit Partners.

     E. Buyer shall promptly seek Lender Approval from Existing Lenders of Buyer's assumption of the Existing Loans.

     F. Buyer hereby guarantees to the Estate of Dolgenos, as Designee of one or more Contributors ("Estate"), that the Anniversary Market Value of a Unit (defined below) shall not be less than $27.25. This guarantee shall be limited to 555,788 Units issued to the Estate. For purposes of this Section, "Anniversary Date" shall be the one year anniversary of the Closing Date and "Anniversary Market Value of a Unit" shall be equal to the average closing price of a share of HME common stock as listed on the New York Stock Exchange for a 20-day period consisting of the 20 consecutive trading days prior to the Anniversary Date ("Anniversary Pricing Period"). In the event that the Anniversary Market Value of a Unit is less than $27.25, then on or about the Anniversary Date Buyer shall pay to the Estate and its successors, assigns and designees the difference between $27.25 and the Anniversary Market Value of a Unit (on up to 555,788 Units) by issuing additional Units; however, if the 20-day average closing price is less than $24, then the Anniversary Market Value of a Unit (for purposes of calculating the difference in the dollar value only) shall be $24 and Buyer's obligation under the foregoing guarantee shall be limited to paying the difference in the dollar value of the Units between $27.25 and $24 by issuing additional Units calculated by dividing such difference in dollar value by the
           actual average 20 consecutive trading days closing price.   In the
           event that there has been a stock split, stock dividend, combination or similar event prior to the Anniversary Date, the foregoing amounts shall be adjusted accordingly. Similarly, in the event that there has been a merger, consolidation, or other similar transaction, the Anniversary Market Value shall be determined taking into account such transaction, and HME, Buyer or its successor shall deliver, in lieu of Units, securities or other assets or other consideration which had been paid to holders of Units in such transaction, such that the Estate would receive what it would have received had it held the Units at the time of the transaction, adjusted through the Anniversary Date as may be appropriate so that the intent and purposes of the foregoing guaranty would be met.

           Two examples of the foregoing price guaranty are attached as EXHIBIT
           F. Any additional Units issued shall be subject to the same terms and conditions as the Units issued at Closing, including a one-year Lock-Up Period and Registration Rights as set forth in Sections 4B and C above. All Units issued hereunder shall be issued promptly after the Anniversary Date pursuant to documentation including covenants and representations concerning their issuance and the issuance of Common Shares upon their conversion, substantially similar to such covenants and representations and warranties contained herein, except that there shall be no further price guarantee beyond that described above.

     G. Simultaneously with the Closing and the closing of the New Debt (defined below), and subject to the provision by the Designated Partners (defined below) of the New Debt Guarantee (defined below), Buyer shall distribute $30,000,000 to such designees of Contributors ("Designated Partners") and in such amounts as shall be designated in writing by the Contributors, in redemption of a portion of the Designated Partners' Units (the "Redeemed Units"). The value used to calculate the number of Units to be redeemed shall be $27.25.
           The redemption shall be financed by a loan in an amount not less than $30,000,000 ("New Debt"). The New Debt will be secured by properties owned by Buyer or its affiliates other than the Properties, which properties shall be free and clear of debt (other than the New Debt) on the Closing Date and, except as provided in the next sentence , for so long as the New Debt is outstanding ("Subject Properties"). Secondary financing on the Subject Property shall be permitted subject to the following conditions: (1) the secondary financing together with the first mortgage financing shall not exceed 70% of the then current value of the Subject Properties;
           (ii) the then current value of the Subject Properties shall equal at least $75,000,000; (iii) the secondary financing source shall be the same as the first mortage holder; (iv) no secondary financing shall be put in place prior to the second anniversary of the Closing Date; and (v) Norman Feinberg and/or Ronald Altman shall have approved in writing the secondary financing, which approval shall not be unreasonbly withheld or delayed. Buyer shall structure the New Debt as a master facility secured by the Subject Properties, which will have a value of at least $75,000,000 ("New Debt Facility"). The terms and conditions of the New Debt Facility shall be acceptable to Buyer. Buyer will take an advance under the New Debt Facility on the Closing Date of $30,000,000, which will be distributed to the Designated Partners as described above. This $30,000,000 advance under the New Debt Facility will be evidenced by a promissory note. Simultaneously with the Closing, the Designated Partners shall each provide a "bottom guarantee" of the initial $30,000,000 note in amounts equal to their respective shares of the distribution described above ("New Debt Guarantee"). Any other advances pursuant to the New Debt Facility shall be taken at least thirty
           (30) days after the Closing and shall be evidenced by separate promissory notes. All costs incurred in connection with the financing of the Subject Properties shall be borne by Buyer. This obligation shall constitute an essential obligation of this transaction.

     H. Upon the first occurrence of a vacancy on the Board of HME, Norman Feinberg will be considered by that Board as a candidate for nomination and election to fill the vacancy.

     I. On or before Closing, Buyer shall enter into an agreement (the "Land Contribution Agreement") with Gateside Springhouse Company ("Gateside") to purchase approximately 10 acres of vacant land owned by it adjacent to the Property known as Trexler Park Apartments, Allentown, PA for 151,560 Units ($4,130,000 divided by $27.25 per
           Unit), which transaction shall provide for a closing within three
           (3) years after the Closing Date hereunder, time being of the essence. In the event that there has been a stock split, stock dividend, combination or similar event prior to the Closing on the vacant land, the foregoing number of Units shall be adjusted accordingly. Units issued as consideration pursuant to the Land Contribution Agreement shall be subject to the same terms and conditions as the Units issued at Closing pursuant to this Agreement, including a one-year Lock-Up Period and Registration Rights as set forth in Sections 4B and C above. The Buyer's obligation under the Land Contribution Agreement shall be secured by a $2.0 million guarantee of payment by HME in form reasonably satisfying to Gateside ("HME Guaranty") . The Land Contribution Agreement shall provide that in the event of Buyer's default under that Agreement, Gateside's sole remedy shall be to receive payment in the amount of $2.0 million either under the HME Guaranty or from the Buyer as liquidated damages. The Land Contribution Agreement shall also provide that at the closing pursuant to the Land Contribution Agreement ("Land Closing Date"), Buyer shall reimburse Gateside for real estate taxes which accrued and were paid from and after the Closing Date to the Land Closing Date. The Land Contribution Agreement shall be in form reasonably acceptable to Buyer and Gateside; provided that the Land Contribution Agreement shall in all events provide: (1) for standard liquidated damage provisions with respect to Gateside's sole remedy of $2.0 million referenced above; (2) that Buyer's obligation to close thereunder shall be absolute and is not subject to any conditions whatsoever (other than Gateside delivering a deed in the form contemplated hereunder and such other closing documents contemplated hereunder as are applicable to such property); (3) that Gateside shall not make any representations or warranties thereunder other than as to Gateside's existence and its due authority to enter into the transaction; (4) that such property and Gateside's title thereto shall be conveyed in its then current "as is" condition, except that there shall be no liens filed against the property as a result of Gateside's acts or failure to act and provided Gateside will agree that it shall not record or permit to be recorded any instruments against such property without Buyer's consent; and (5) that Buyer shall have not right to terminate such Land Contribution Agreement, except in the case of a taking by eminent domain relating to such property comparable to the circumstances provided for in Section 14 and except in the event of the payment of the $2.0 million of liquidated damages as provided above. The Land Contribution Agreement shall otherwise be in form comparable to this Agreement, but solely to the extent that the provisions hereof are applicable thereto.

     J.    This Section 28 shall survive Closing.

29. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected thereon as the signatories.

30. TERMINATION OF AGREEMENT. If this Agreement shall terminate for any reason, then, within ten (10) days thereafter, Buyer and HME shall deliver to the Contributors: (i) all documents and information at any time delivered to Buyer or HME from or on behalf of Contributors, and (ii) copies of all reports, analyses or other data compiled or prepared by or on behalf of Buyer or HME in connection with this transaction. The provisions of this Section 30 shall survive the termination hereof.

31. DEFAULT. In the event that Buyer defaults in its obligation to close pursuant to this Agreement, the Contributors agree that the Contributors' sole remedies shall be: (i) to have the Escrow Agent deliver the Deposit to the Contributors as liquidated damages to recompense the Contributors for time spent, labor and services performed, and loss of its bargain and to terminate this Agreement; or (ii) to seek specific performance. Buyer acknowledges that in the event of such a default by Buyer, the damages suffered by the Contributors will be difficult to ascertain with certainty. Therefore, Buyer and the Contributors agree that in the event of such a default by Buyer and if the Contributors do not elect to seek specific performance, then the Deposit is a good faith estimate of the Contributors' damages and at the Contributors' election said sum shall be promptly paid to the Contributors in the form of the Deposit. In such event the Contributors agree to accept the Deposit as the Contributors' total damages and relief hereunder in the event of Buyer's default hereunder. In the event that Buyer does so default and this Agreement is terminated, Buyer shall have no further right, title, or interest in the Properties. In the event the Contributors default in their obligation to sell the Properties to Buyer pursuant to this Agreement, Buyer's sole remedies shall be: (i) cancellation of this Agreement in which event Buyer shall be entitled to the return by the Escrow Agent to Buyer of the Deposit; or (ii) to seek specific performance. In no event shall either party by entitled to any remedies or damages for breach of this Agreement, except as set forth hereinabove. In no event shall any party be entitled to punitive or consequential damages for the breach of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Instrument to be executed as of the day and date first above written.

HOME PROPERTIES OF NEW YORK, L.P.
By:  Home Properties of New York, Inc.
   General Partner


By: /s/ Nelson B. Leenhouts

Title: President


HOME PROPERTIES OF NEW YORK, INC.


By: /s/ Nelson B. Leenhouts

Title: President



CONTRIBUTORS:


GATESIDE-BRYN MAWR COMPANY L. P., a
     New York limited partnership

By: Gateside Bryn-Mawr Company LLC, a Delaware limited liability company,
      General Partner

By:  /s/ Norman M. Feinberg
     Norman M. Feinberg, Member and Manager

By:  /s/ Ronald Altman
     Ronald Altman, Member and Manager

WILLGOLD COMPANY, a Pennsylvania general partnership

By:  /s/ Norman M. Feinberg
     Norman M. Feinberg, General Partner

By:  /s/ Ronald Altman
     Ronald Altman, General Partner


By: The Estate of David Dolgenos, General Partner

     By:  /s/ Ronald Altman
           Ronald Altman, Executor

GATESIDE-TREXLER COMPANY, a Pennsylvania general partnership

By:  /s/ Norman M. Feinberg
     Norman M. Feinberg, General Partner

By:  /s/ Ronald Altman
     Ronald Altman, General Partner

By: The Estate of David Dolgenos, General Partner

     By:  /s/ Ronald Altman
           Ronald Altman, Executor



GATESIDE-FIVE POINTS COMPANY, a Pennsylvania limited partnership

By:  /s/ Norman M. Feinberg
     Norman M. Feinberg, General Partner

By:  /s/ Ronald Altman
     Ronald Altman, General Partner

By: The Estate of David Dolgenos, Special Limited Partner
     By:  /s/ Ronald Altman
           Ronald Altman, Executor

By: Sagar Points, Inc., a Delaware corporation, General Partner

     By:  /s/ Edwin H. Baker
           Edwin H. Baker, President

STRAFFORD ARMS, a Pennsylvania general partnership

By:  /s/ Norman M. Feinberg
     Norman M. Feinberg, General Partner

By:  /s/ Ronald Altman
     Ronald Altman, General Partner

By: The Estate of David Dolgenos, General Partner

     By:  /s/ Ronald Altman
           Ronald Altman, Executor

By: Staf-Arms Corp., a Delaware corporation, General Partner

     By: /s/ Edwin H. Baker
           Edwin H. Baker, President

GATESIDE-QUEENSGATE COMPANY, a Pennsylvania general partnership

By:  /s/ Norman M. Feinberg
     Norman M. Feinberg, General Partner

By:  /s/ Ronald Altman
     Ronald Altman, General Partner

By: The Estate of David Dolgenos, General Partner

     By: /s/ Ronald Altman
           Ronald Altman, Executor

GATESIDE MALVERN COMPANY, a Pennsylvania limited partnership

By:  /s/ Norman M. Feinberg
     Norman M. Feinberg, General Partner

By:  /s/ Ronald Altman
     Ronald Altman, General Partner

By: The Estate of David Dolgenos, General Partner

     By:  /s/ Ronald Altman
           Ronald Altman, Executor

KING ROAD ASSOCIATES, a Pennsylvania general partnership

By:  /s/ Norman M. Feinberg
     Norman M. Feinberg, General Partner

By:  /s/ Ronald Altman
     Ronald Altman, General Partner

By: The Estate of David Dolgenos, General Partner

     By:  /s/ Ronald Altman
           Ronald Altman, Executor

COTTONWOOD ASSOCIATES, a Pennsylvania general partnership

By:  /s/ Norman M. Feinberg
     Norman M. Feinberg, General Partner

By:  /s/ Ronald Altman
     Ronald Altman, General Partner

By: The Estate of David Dolgenos, General Partner

     By:  /s/ Ronald Altman
           Ronald Altman, Executor

Norman M. Feinberg and Ronald Altman sign below individually solely to acknowledge their obligations in Section 3(B) and
Section 15(F) hereof:

/s/ Norman M. Feinberg
Norman M. Feinberg

/s/ Ronald Altman
Ronald Altman


Gateside Springhouse Company signs below solely to acknowledge its obligation in Section 28(I) hereof.

GATESIDE SPRINGHOUSE COMPANY, a Pennsylvania general partnership


By: /s/ Norman M. Feinberg
Norman M. Feinberg, General Partner


By: /s/ Ronald Altman
Ronald Altman, General Partner


By: The Estate of David Dolgenos, General Partner


By: /s/ Ronald Altman
Ronald Altman, Executor

SCHEDULE 1     DESCRIPTION OF PORTFOLIO
SCHEDULE 2     EXISTING LOANS
SCHEDULE 3      SCHEDULE OF TAX-RELATED INFORMATION
SCHEDULE 4     TITLE MATTERS
SCHEDULE 5     SERVICE CONTRACTS
SCHEDULE 6     GATESIDE CORPORATION; AGED A/P-TENANTS
               PAYING OFF PAST DUE BALANCES


EXHIBIT A      LEGAL DESCRIPTION OF THE PROPERTIES
EXHIBIT B      PRICEWATERHOUSECOOPERS LLP LETTER
EXHIBIT C      LOCK-UP AGREEMENT
EXHIBIT D      REGISTRATION RIGHTS AGREEMENT
EXHIBIT E      FORM OF ASSIGNMENT OF TENANTS' LEASES,
               SECURITY DEPOSITS AND CONTRACTS ("ASSIGNMENT")
EXHIBIT F      EXAMPLE OF CALCULATION
EXHIBIT G      ESCROW AGREEMENT
EXHIBIT H      OPERATING PARTNERSHIP AGREEMENT